UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 12, 2003
Date of Report (Date of earliest event reported)

INVESTORS REAL ESTATE TRUST
(Exact name of registrant as specified in its charter)

North Dakota	0-14851	45-0311232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12 South Main Street, Suite 100, Minot, ND	58701
(Address of principal executive offices)	(Zip Code)

(701) 837-4738
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.      OTHER EVENTS

On February 1, 2003, we entered into a merger agreement with the T. F. James Company.  As part of the merger agreement, two affiliated entities of the T. F.  James Company were granted the right to purchase certain real property acquired by us as a result of the merger.  Charles Wm. James, a member of our board of Trustees, has an ownership interest in both companies.  Both agreements required the approval of a majority of the independent members of our board of Trustees.  Such approval was obtained on February 12, 2003.  Under the terms of the agreement set forth as Exhibit (10)(i), the Thomas F. James Realty Limited Partnership, LLLP will purchase a parcel of property located in Ripley, Tennessee for $250,000.  The purchase price is equal to the price we paid on February 1, 2003.  The purchase is expected to close during March 2003.  Under the terms of the agreement set forth as Exhibit (10)(ii), Thomas F. James Properties, LLC has the option, but not the obligation, to purchase a commercial strip mall located in Excelsior, Minnesota for the sum of $900,000 plus an annual Consumer Price Index increase from February 2003 until the date the option is exercised.  The option purchase price is equal to the price we paid closing on February 1, 2003.  The purchase price is equal to the value set by an independent appraisal.  Until such time as the option is exercised, we will continue to operate the property and collect all rents from the tenants.

ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired None
(b)	Pro Forma Financial Information None
(c)

Exhibits
(10)(i)      Letter of Intent - Thomas F. James Realty Limited Partnership, LLLP purchase of Ripley, Tennessee property.

(10)(ii)     Option Agreement dated January 31, 2003, between Thomas F. James Properties, LLC, an Arkansas limited liability corporation and IRET Properties, a North Dakota Limited Partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized to do so.

Date:  February 27, 2003

INVESTORS REAL ESTATE TRUST (Registrant) By: /S/ Thomas A. Wentz, Jr. (Signature) Thomas A. Wentz, Jr. Senior Vice President & General Counsel